This Term Sheet is effective as of April 25, 2023 and is between Cycurion Inc, a Delaware corporation, (the "Buyer"), with principal offices located at 1749 Old Meadow Road, Suite 500, McLean Virginia 22102 on the one hand, and SLG Innovation, Inc., an Illinois corporation (the "Company") with principal offices located at 110 Wacker Drive, Suite 2200, Chicago, Illinois 60606 and the holders of a majority of the outstanding capital stock of the Company (the "Majority Shareholders") on the other hand. The Buyer, the Company, and the Majority Shareholders collectively may be referred to herein as the "Parties." The Parties have collectively negotiated and agreed to the execution of definitive transaction documents, including, without limitation, an acquisition agreement (the "Acquisition Agreement") setting forth the structure and the terms and conditions of the transactions contemplated by this Term Sheet (collectively, the "Definitive Agreements"), including customary representations, warranties, and indemnifications.

Overview: The Buyer will form one or more wholly-owned subsidiaries for the purpose of acquiring the Company in a reverse triangular, tax-advantaged merger. The Company specializes in Healthcare IT and Cyber Security Services. The Buyer will pay all of the holders of capital stock of the Company (the "Selling Shareholders", which might be the same holders as the Majority Shareholders) an aggregate amount of 996,355 shares of Buyer common stock, allocated to the Selling Shareholders in proportion to their holdings in the Company (the "Purchase Price"), as set forth hereinbelow. The conditions of this Term Sheet are as follows:

Selling Shareholders	Ed Burns and Ken Cobb
Buyer	Cycurion, Inc. or successor-in-interest
Structure	The Selling Shareholders will sell all of the capital stock of the Company to the Buyer for the Purchase Price.
Purchase Price	At Closing, the Buyer shall cause to be paid to the Selling Shareholders the Purchase Price.
Definitive Agreements	Upon the terms and subject to the conditions set forth herein and unless this Term Sheet has been terminated pursuant to its terms, the Definitive Agreements shall be negotiated, prepared, and executed promptly.
Representations and Warranties of the Selling Shareholders	The Selling Shareholders and the Company, jointly and severally, represent and warrant and covenant to the Buyer, each such representation and warranty and covenant being deemed to be material, that: (a) The capital stock of the Company is owned of record and beneficially by Ed Burns (51%) and Ken Cobb (49%). There are no other shareholders of the Company and no other person has voting authority or economic entitlement as an equity holder in the Company;

(b) This Term Sheet and the transactions contemplated hereby have been approved by the Board of Directors of the Company and the Definitive Agreements will also be so approved;

(c) The Company and the Selling Shareholders have received and will receive all necessary consents from third parties in respect of this Term Sheet and the transactions contemplated hereby;

(d) The Company and the Selling Shareholders have received and will receive all necessary regulatory and governmental approvals and compliance with all applicable regulatory or governmental requirements; and

(e) Prior to Closing, the Company's financial statements for the relevant periods that may be required by the Securities and Exchange Commission, including the financial statements of the Company for its 2021 and 2022 fiscal years, will have been audited by a PCAOB registered public independent accounting firm and the subsequent quarterly periods and equivalent year-prior periods will have been reviewed by a PCAOB registered public independent accounting firm. The Company covenants to provide the audited financial statements of the Company for the year ended December 31, 2022 no later than July 15, 2023.

Employment Agreements

At the Closing, Ed Burns ("Burns") and Jeff Talley ("Talley"), considered to be the key employees of SLG (the "Key Employees"), shall enter into employment agreements with the Buyer (collectively, the "Employment Agreements") in the Buyer's standard form. The Employment Agreements will contain the following terms and conditions:

(a) Each Employment Agreement shall have a minimum term of three (3) years;

(b) Each Employment Agreement shall provide opportunity for bonus compensation and further equity participation (incentive stock options, etc.) in any overall plans as designed and implemented by Buyer with specific allocations, targets, vesting, etc. consistent with other executives of similar responsibility, stature, contribution, and performance standards as determined by Buyer in good faith;

(c) Each Employment Agreement shall be terminable for cause. Cause will include, without limitation, conviction of a felony, theft, or fraud against the

Buyer or its affiliates, violation of the Employment Agreement, violations of one or more of the Buyer's or affiliates' policies, and substantial under-performance. Termination for Cause will result in no further compensation being payable and forfeiture of any entitlement to bonus compensation and incentive stock option (or similar equity incentive arrangement) grants; and

(d) Each Employment Agreement will also be terminable by the Buyer without cause upon payment by the Buyer of a severance equal to twelve months of the agreed Burns Base Salary and/or Talley Base Salary.

Each Employment Agreement will provide for confidentiality of confidential and proprietary information and for assignment of patents and intellectual property.

Non-competition Agreements

At the Closing, the Key Employees will enter into noncompetition agreements for the benefit of the Buyer (the "Non-competition Agreements"). The terms and conditions of the Non-competition Agreements shall be in Buyer's standard form for such agreements and, without limitation, shall include:

(a) During the term of the Employment Agreement and for the three years subsequent to the termination thereof or for the three years following the Closing (whichever is longer), Burns and/or Talley shall not participate directly or indirectly in any business, the clients or prospective clients of which are or were potential clients of the Company or have been, directly or indirectly, clients of the Company at any time during the three calendar years prior to the Closing; and

During the term of the Employment Agreement and for the three years subsequent to the termination thereof or for the three years following the Closing (whichever is longer), Burns and/or Talley shall not, directly or indirectly, employ, engage, recruit, or solicit for employment or engagement any individual employed by the Buyer as of the effective date of this Term Sheet or who was employed by the Company any time between the signing of this Term Sheet and Closing or was employed by Buyer at any time during the above-referenced three (3) year period.

Consulting Agreements

At the Closing, Ken Cobb ("K. Cobb") and Jeff Cobb ("J. Cobb") will enter into Consultant Agreements with the Buyer (collectively, the "Consulting Agreements") in the Buyer's standard form:

a) Each Agreement shall have a minimum of three (3) years;

(b) Standard performance clauses: and

(c) Non-competition agreement does not apply to Consulting Agreement.

Due Diligence

Buyer will promptly commence its due diligence investigation of the Company's prospects, business, assets, contracts, rights, liabilities, and obligations, including, but not limited to, financial, marketing, employee, legal, regulatory, and operational matters (the "Due Diligence Investigation").

b) The Selling Shareholders and the Company shall promptly furnish to the Buyer all such documents and copies of documents and all information with respect to the properties, liabilities, and affairs of the Company as the Buyer reasonably may request.

Publication

Except as and to the extent required by law, the Selling Shareholders and the Company will not issue any press release or otherwise make any comment, statement, or communication to the public or to the employees of the Company regarding this Letter of Intent or the transactions contemplated hereby without the prior written consent of Buyer, which may be withheld, delayed, denied, or conditioned for any reason or for no reason.

Exclusivity

In consideration of the expenses that the Buyer expects to incur in connection with the transactions contemplated by this Term Sheet, from and after the effective date of this Term Sheet, each of the Selling Shareholders and the Company agrees that he or it has terminated or will immediately terminate any agreement that may be in conflict with the transactions contemplated by this Term Sheet and that, until this Term Sheet has been terminated for any of the reasons set forth below (the "Exclusivity Period"), Buyer is hereby granted the exclusive right to negotiate with the other Parties concerning any sale of capital stock of the Company or any of its assets. During this Exclusivity Period, none of such other Parties shall (and the Selling Shareholders shall not permit the Company to), directly or indirectly:

(a) Enter into any agreement or grant any option or right to sell, transfer, or otherwise dispose of any capital stock of the Company or assets of the Company, or issue any shares of capital stock of the Company, to any person;

(b) Hold any discussion with, or provide any information to, any person concerning the capital stock or assets of the Company; or

(c) Respond to any inquiry concerning the proposed acquisition or terms outlined in this Term Sheet.

Expenses

Each of the Parties shall bear all of his or its own expenses (including any broker's or finder's fees and the expenses of his or its representatives) incurred in connection with the transactions contemplated in this Term Sheet.

Confidentiality

The existence of this Term Sheet and the individual terms and conditions and the transactions contemplated hereby are of a confidential nature and shall not be disclosed by the Parties to anyone, except their respective legal, tax, and business advisors.

Binding Term Sheet

This is a **binding** Term Sheet for all of the parties hereto, with the sole exception of the Buyer. The binding nature of this Term Sheet for such bound parties shall expire on the soonest of (i) closing of the transactions contemplated by this Term Sheet, (ii) December 31, 2023, if the transactions contemplated by this Term Sheet shall not have closed by then, (iii) the termination of this Term Sheet by the Buyer, and (iv) the mutual termination by all of the Parties.

Notwithstanding anything to the contrary contained herein, the Buyer may terminate its obligations under this Term Sheet and the transactions contemplated hereby for any reason or for no reason without any further obligations and without any liability at any time through and including November 30, 2023.

[signatures on next page]

IN WITNESS WHEREOF, the Company has caused this Term Sheet to be signed in its name by its duly authorized officer effective as of the date first written above.

SLG INNOVATIONS, INC.

DocuSigned by:

By: Ed Burns
22D223BB2BB9427...

Ed Burns, Chief Executive Officer

DocuSigned by:

Ed Burns
22D223BB2BB9427...

ED BURNS, shareholder

KEN COBB, shareholder

CYCURION, INC.

DocuSigned by:

By: Alvin McCoy III
0E6ACEF92D08492...

Alvin, McCoy, III, Chief Financial Officer